Exhibit 99.1

FOR IMMEDIATE RELEASE

John W. Swatek

Senior Vice President and

Chief Financial Officer
Tel: (201) 272-3389

HANOVER DIRECT ANNOUNCES FAVORABLE OUTCOMES IN THREE

LITIGATIONS

WEEHAWKEN, NJ, September 9, 2005 - Hanover Direct, Inc. (PINK SHEETS: HNVD.PK) today announced favorable outcomes in three litigations in which it was a defendant.

Previously the Company was named as a defendant in four class action and representative lawsuits involving allegations that the Company’s charges for insurance on merchandise shipments was a deceptive trade practice under various state consumer protection statutes. Two of these lawsuits have had favorable outcomes.

In Jacq Wilson v. Brawn of California, Inc., filed under a California statute that permitted suits to be brought by non-class representatives of the general public, the Company had appealed a 2003 adverse decision where the trial court directed the Company to refund insurance charges and awarded plaintiff’s counsel approximately $445,000 of attorneys’ fees. On September 2, 2005 the California Court of Appeals reversed both the trial court’s findings on the merits and its award of attorneys’ fees. The plaintiffs have 30 days to appeal the decision.

In John Morris v. Hanover Direct, Inc., the plaintiff alleged that the Company improperly added a charge for insurance on merchandise shipments that violated the New Jersey Consumer Fraud Act. Class certification was denied and the Company and plaintiff agreed to settle the action for approximately $40,000 comprised of a nominal amount of damages and attorneys’ fees.

The Company is also a defendant in a class action filed in California, Teichman v. Hanover Direct, Inc., which has been stayed pending the outcome of the Wilson case and a class action filed in Oklahoma, Martin v. Hanover Direct, Inc. The Company appealed the class certification in Martin in 2002. To date, the Oklahoma Supreme Court has not ruled on the pending appeal.

The Company also prevailed in a case against a former CEO, Rakesh K. Kaul, who sued for post employment benefits following termination of his employment in 2000. Kaul had appealed a January 2004 decision granting the Company’s Motion for Summary Judgment which dismissed a majority of his claims. On June 28, 2005 the Second Circuit Court of Appeals affirmed the Summary Judgment decision; the period of time to appeal the Second Circuit’s decision has expired.

About Hanover Direct, Inc.

Hanover Direct, Inc. (PINK SHEETS: HNVD.PK) and its business units provide quality, branded merchandise through a portfolio of catalogs and e-commerce platforms to consumers, as well as a comprehensive range of Internet, e-commerce, and fulfillment services to businesses. The Company’s catalog and Internet portfolio of home fashions, apparel and gift brands include Domestications, The Company Store, Company Kids, Silhouettes, International Male, Undergear and Scandia Down. Each catalog can be accessed on the Internet individually by name. Information on Hanover Direct, including each of its subsidiaries, can be accessed on the Internet at www.hanoverdirect.com.